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                                                                    Exhibit 23.1



               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-65079) and related Prospectus of Universal Corporation for the Registration of $200,000,000 of debt securities which is incorporated by reference into this Registration Statement (Form S-3 No. 333-00000) filed pursuant to Rule 462(b) for the registration of $20,000,000 of debt securities. We also consent to the incorporation by reference therein and herein of our report dated August 5, 1999 with respect to the consolidated financial statements of Universal Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 1999, filed with the Securities and Exchange Commission.

                                         /s/ Ernst & Young LLP



Richmond, Virginia
February 4, 2000